Exhibit 4.1

Execution Version
SUPPLEMENTAL INDENTURE

This Supplemental Indenture, dated as of May 2, 2012 (this “Supplemental Indenture” or “Guarantee”), is by and among EM Holdings LLC, a Delaware limited liability company (the “New Guarantor”), Edgen Murray Corporation, a Nevada corporation (the “Company”), and Edgen Murray II, L.P., a Delaware limited partnership (the “Existing Guarantor”), and The Bank of New York Mellon Trust Company, National Association, as Trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Existing Guarantor and the Trustee have heretofore executed and delivered an Indenture, dated as of December 23, 2009 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $465.0 million of 12 1/4% Senior Secured Notes due 2015 of the Company (the “Notes”);

WHEREAS, Section 4.2 of the Indenture provides that after the Issue Date in the event of a Permitted Restructuring (as defined therein) the Company is required to cause any New Holding Company (as defined therein) to assume all the obligations of the Existing Guarantor under its Guarantee, the Indenture, the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement;

WHEREAS, pursuant to a reorganization agreement dated as of the date hereof by and among Edgen Group Inc., the Existing Guarantor, Bourland & Leverich Holdings LLC, EDG Holdco LLC, and the New Guarantor the Company plans to undergo a Permitted Restructuring as a result of which the New Guarantor shall be a New Holding Company (the “2012 Restructuring”);

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Company and the Existing Guarantor are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

WHEREAS, the Company hereby requests that the Trustee join in the execution of this Supplemental Indenture; and

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligations of the Company, the New Guarantor and the Existing Guarator have been done;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Guarantor, the Existing Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

Exhibit 4.1

Execution Version

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee; Release

SECTION 2.1 Agreement to be Bound. The New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of the Existing Guarantor under the Indenture. The New Guarantor hereby becomes a party to the Note Security Agreement as a Grantor (as defined therein) thereunder with the same force and effect as if originally named therein as a Grantor and as such hereby assumes all obligations and liabilities of a Grantor thereunder. The New Guarantor agrees to be bound by all of the provisions of the Indenture, the Registration Rights Agreement, the Collateral Documents, and the Intercreditor Agreement applicable to the Existing Guarantor and to perform all of the obligations and agreements of the Existing Guarantor under the Indenture, the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement.

SECTION 2.2 Guarantee. The New Guarantor hereby agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Obligations pursuant to Article X of the Indenture on a secured basis.

SECTION 2.3 Release of the Existing Guarantor. The Trustee hereby acknowledges that, effective upon the closing of the 2012 Restructuring, the Existing Guarantor shall be automatically released from its obligations under its Guarantee, the Indenture, the Registration Rights Agreement, the Intercreditor Agreement and the Collateral Documents, and, (ii) references in the Indenture to the Existing Guarantor shall mean the New Guarantor.  The Existing Guarantor and its attorneys and agents are irrevocably authorized, on the Trustee’s behalf, as Collateral Agent, to file the UCC Termination Statements and any other documents necessary to terminate the security interests of the Trustee, as Collateral Agent, in the Pledged Collateral of the Existing Guarantor and/or to discharge UCC Financing Statements previously filed by the Collateral Agent against the Existing Guarantor with respect to the Pledged Collateral of the Existing Guarantor.

Exhibit 4.1

Execution Version

ARTICLE III

Miscellaneous

SECTION 3.1 Further Actions.  Each party hereby agrees to execute and deliver all such documents and take or refrain from taking all such actions as may be reasonably requested by any other party hereto in furtherance of the purposes of this Agreement.

SECTION 3.2 Notices. All notices and other communications to the New Guarantor shall be given as provided in the Indenture to the Existing Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

SECTION 3.3 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.4 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.5 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.6 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.7 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.8 Headings. The headings of the Articles and the sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.9 Trustee. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.  The recitals and statements herein are deemed to be those of the Company, the Existing Guarantor and the New Guarantor and not of the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

EM HOLDINGS LLC
as New Guarantor

By:	/s/ David L. Laxton, III
Name:	David L. Laxton, III
Title:	Executive Vice President, Chief Financial Officer and Secretary

Address:
18444 Highland Road Baton Rouge, LA 70809

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:	/s/ Craig A. Kaye
Name:	Craig A. Kaye
Title:	Vice President

EDGEN MURRAY CORPORATION

By:	/s/ David L. Laxton, III
Name:	David L. Laxton, III
Title:	Executive Vice President, Chief Financial Officer and Secretary

EDGEN MURRAY II, L.P.

By:	/s/ David L. Laxton, III
Name:	David L. Laxton, III
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Supplemental Indenture]